UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2024

Lyell Immunopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40502	83-1300510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Haskins Way South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 695-0677

(Former Name or Former Address, if Changed Since Last Report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LYEL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

On June 26, 2024, Lyell Immunopharma, Inc. issued a press release (the “LYL797 Phase 1 Press Release”) to report initial clinical and translational data from its Phase 1 clinical trial of LYL797, its intravenously-administered chimeric antigen receptor (“CAR”) T-cell product targeting the receptor tyrosine kinase-like orphan receptor 1 (“ROR1”) protein. A copy of the LYL797 Phase 1 Press Release is furnished hereby as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01.	Other Events.

On June 26, 2024, Lyell announced initial clinical and translational data from its Phase 1 trial of LYL797, a ROR1 CAR T-cell product candidate enhanced with Lyell’s proprietary anti-exhaustion technology, for the treatment of advanced solid tumors. These initial data from 20 treated patients included 16 patients with triple-negative breast cancer (“TNBC”) and 4 patients with non-small cell lung cancer. All patients enrolled had relapsed/refractory metastatic disease and the mean lines of prior therapies for metastatic disease was six. Four dose levels, including two interim dose levels, have been explored to date: 50 x 106 cells, 100 x 106 cells, 150 x 106 cells and 300 x 106 cells. There were 16 efficacy evaluable patients, and 18 safety evaluable patients included in the initial data set. Patients with TNBC treated with LYL797 had an objective response rate (“ORR”) of 40% and a clinical benefit rate (“CBR”) of 60% at the 150 x 106 CAR T cell dose level, the highest dose level cleared to-date, with a CBR of 38% across all dose levels evaluable to date. The most frequently reported related adverse events of any grade included cytokine release syndrome (61%, Grade 1 and 2), pneumonitis (22%), headache (17%), and cytopenia from lymphodepletion. The most frequently reported Grade ≥ 3 related adverse events were pneumonitis (17%) and hypoxia (11%), as well as the expected cytopenia from lymphodepletion in 78% of patients. One patient had Grade 5 respiratory failure on Day 41. There were no reports of immune effector cell-associated neurotoxicity syndrome (“ICANS”) attributed to LYL797. The instances of pneumonitis occurred in patients with lung metastases, and Lyell is continuing dose escalation separately and more gradually in those patients. No dose-limiting toxicities have been reported in patients without lung involvement. All patients are now receiving prophylactic steroids prior to LYL797 treatment. Translational data from a subset of patients demonstrated that CAR T cells enhanced with anti-exhaustion technology expanded, infiltrated and persisted into solid tumors, in some cases with associated evidence of tumor killing. LYL797 CAR T-cell expansion was observed in peripheral blood samples at Day 60 in all patients assessed to date (n = 11), with peak expansion occurring between Days 8 and 11. Median peak expansion was about three-fold higher in patients receiving 150 x 106 cells compared to those receiving 50 x 106 cells. The exhaustion marker, TIGIT, was found in a low proportion of LYL797 CAR T cells at Day 11 (n = 4), providing support for the role of c-Jun overexpression as an anti-exhaustion technology. A significant proportion of cells with stem-like and effector memory phenotypes were demonstrated at Days 11 and 22 following RNAseq transcriptomic analysis supporting the role of Epi-R to preserve a stem-like phenotype. LYL797 CAR T cells were present in all evaluable solid-tumor biopsies (n = 9). An additional sample collected confirmed CAR T cell persistence more than four months post treatment. Collectively, these initial data indicate that LYL797 CAR T cells enhanced with Lyell’s anti-exhaustion technology were able to infiltrate and persist in the solid tumor microenvironment.

A copy of the presentation related to the LYL797 Phase 1 clinical trial is posted on the Company’s website and is filed herewith as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No

99.1	Press Release, dated June 26, 2024, titled “Lyell Immunopharma Reports Dose-dependent Clinical Activity from Phase 1 Trial of LYL797, a ROR1-targeted CAR-T Cell Product Candidate Enhanced with its Proprietary Anti-exhaustion Technology.”

99.2	Lyell Immunopharma, Inc. Presentation dated June 2024

104.1	Cover Page Interactive Data File, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lyell Immunopharma, Inc.

Date: June 26, 2024	By:	/s/ Matthew Lang
Matthew Lang
Chief Business Officer